Carolina Trust Bank 8-K12G3

Exhibit 99.06

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest date reported): March 23, 2016

FDIC Certificate No. 57206

Carolina Trust Bank

North Carolina	56-2197865
(State of incorporation)	(I.R.S. Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina 28092

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (704) 735-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 23, 2016, Carolina Trust Bank (the “Bank”) appointed Edwin E. Laws as executive vice president and chief financial officer of the Bank. Mr. Laws (age 56) is a North Carolina-licensed certified public accountant and most recently served since 2010 in the role of senior vice president in the finance department at First Bank, a North Carolina-chartered bank with approximately $3.4 billion in assets. Mr. Laws previously served from July 2006 until September 2009 as executive vice president and chief financial officer of Yadkin Valley Financial Corporation (now known as Yadkin Financial Corporation), a publicly-traded bank holding company that was then headquartered in Elkin, North Carolina. Prior to such time, he was chief financial officer of Yadkin’s subsidiary bank since August 2002.

Mr. Laws’ base salary will be $142,000 per annum, with a bonus potential of up to 25% of his annual salary. He will be entitled to participate in the Bank’s benefit plans available to similarly situated employees and will be eligible for up to 30 days of paid-time off. The Bank expects to enter into an employment agreement with Mr. Laws containing similar terms to those contained in existing agreements with the Bank’s other executives; however, the exact terms of the employment agreement have not been finalized as of the date of this filing.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carolina Trust Bank

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Date:	March 24, 2016